Exhibit 10.33

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of this 4th day of November 2025 between THINK KATALYST LLC, having its principal place of business at 530 Technology Drive, Suite 100, Irvine, CA 92618 (hereinafter referred to as the “Consultant”), and BLUE GOLD LIMITED, 94 Solaris Avenue, Camana Bay Grand Cayman, KY1-1108, Cayman Islands (hereinafter referred to as the “Company”).

WHEREAS the Company desires to engage the Consultant to provide management consulting services in the United States and to memorialize the terms of such engagement, and the Consultant has been providing such services since July 1, 2025.

WHEREAS the Company desires to have the Consultant perform certain services as specified herein, and the Consultant is experienced in providing and is willing to perform such services for the Company. In addition, the Consultant maintains his securities licenses, enabling the proposed relationship if required to comply with the Regulatory environment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Statement of Work.

The Company hereby engages the Consultant to perform. The Consultant hereby agrees to perform, subject to the direction of the Company, (i) the services set forth on Exhibit A (the terms of which are incorporated by reference herein) hereto and (ii) such other consulting services requested by the Company as are within the expertise of the Consultant (collectively, the “Services”).

(a)	Comply with all instructions and directions regarding the Services received from the Company in line with regulatory compliance and limitations as described in Exhibit A,

(b)	Accept assignments regarding the Services only from the Chairman, and Chief Executive Officer of the Company or from individuals designated by the Chairman or Chief Executive Officer of the Company; and

(c)	Report only to the Company’s Chairman or Chief Executive Officer or his designees.

The Consultant agrees to perform the Services with the standard of care, skill, and diligence of an experienced consultant with experience in performing such types of Services.

2.	Relationship Among the Parties.

The Company and the Consultant expressly acknowledge and agree that the Consultant is an independent contractor to the Company. This Agreement does not create, and will not be deemed to create a partnership, joint enterprise, agency, employer-employee, or master-servant relationship between the parties. The Consultant agrees that during this Agreement, none of the Consultant’s officers, employees, or agents shall hold himself out as an employee of the Company.

Consultant Initial	Company Initial

The Consultant acknowledges and agrees that it is not authorized to, shall not, and shall not represent or imply that it has authority to, bind or obligate the Company in any way nor, without the express prior written authorization of the Chief Executive Officer of the Company or his designee, negotiate the terms or conditions of any agreement on behalf of the Company, whether relating to the Services or otherwise.

The Company and the Consultant represent and warrant that the Consultant is not engaged in any financial advisory, placement agent services, broker-dealer, finder fee-related services, stock promotion or stock awareness services in connection with the Agreement contemplated hereby.

3.	Effective Date and Term

This Agreement shall be effective on the date executed for one year term (the “Term”) unless sooner terminated by the Company as provided in Section 13 hereof after providing Consultant with written notice and at least 10 business days to cure, except in cases involving fraud, willful misconduct, or criminal acts.

4.	Compensation and Payment of Expenses.

Subject to the Company and the Consultant agreeing to Services:

a)	The Consultant shall be paid a $50,000 monthly retainer (accrued until capital raise) assigned per Exhibit B.

b)	b) The Consultant shall receive fixed stock compensation of not more than 500,000 free trading shares (the “Shares”) of Blue Gold Limited, or registered shares, issued in accordance with the following schedule: 50,000 shares on the first of the month starting July 1, 2025, to April 1, 2026 for a total of 500,000 shares. The Consultant shall cooperate in good faith to facilitate registration or opinion letters necessary to permit public resale, subject to Rule 144 or other exemptions as applicable.

c)	The Consultant shall be reimbursed for any expenses incurred or payment made to third parties on behalf of the Company for services rendered in line with the Agreement.

6.	Representations, Warranties, and Covenants of the Consultants.

The Consultant represents and warrants to, and covenants with, the Company, as follows:

(a)	The Consultant has the capacity, power, and authority to enter into this Agreement and to grant the interests contemplated herein, and the Consultant has the ability, experience, and skills necessary to carry out its obligations under this Agreement;

(b)	The Consultant shall comply with all securities laws and regulations applicable to the Company and the Consultant, and all policies, rules, and requirements of any exchange or quotation system on which the shares of the Company trade;

(c)	The Consultant, upon notice from the Company, will cease all Services for the period directed by the Company without effect on the payment of compensation due hereunder;

(d)	The Consultant will not engage in any transaction involving the offer or sale of securities of the Company and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company at any time that the Consultant owns material nonpublic information concerning the Company; and

(e)	The Consultant shall comply with all instructions and directions regarding the Services received from the Company.

8.	Exclusivity

Both parties agree on a non-exclusive relationship unless a change is mutually agreed upon in writing.

9.	Ownership and Confidentiality of Data and Work Product.

(a)	Definition. For purposes of this Agreement, “Confidential Information” means any and all non-public information disclosed by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with this Agreement, whether oral, written, digital, or in any other form, including but not limited to business plans, financial data, client lists, trade secrets, intellectual property, strategies, and proprietary technology.

(b)	Obligations. The Receiving Party agrees to:

(i)	hold all Confidential Information in strict confidence;

(ii)	use such Confidential Information solely for the purpose of performing obligations under this Agreement; and

(iii)	restrict disclosure to those of its directors, officers, employees, advisors, and agents who have a legitimate “need to know” and are bound by obligations of confidentiality no less stringent than those contained herein.

(c)	Carve-Outs.

The obligations in this Section shall not apply to information that the Receiving Party can demonstrate by written records:

1.	was already known to the Receiving Party before disclosure by the Disclosing Party;

2.	was or becomes publicly available through no fault or breach by the Receiving Party;

3.	is received lawfully from a third party not under a duty of confidentiality; or

4.	is independently developed by the Receiving Party without use of, or reference to, the Disclosing Party’s Confidential Information.

(d)	Required Disclosure.

If the Receiving Party is required by law, regulation, or court order to disclose any Confidential Information, it shall (to the extent legally permissible) promptly notify the Disclosing Party and cooperate, at the Disclosing Party’s expense, in seeking a protective order or other appropriate remedy.

(e)	Survival. The confidentiality obligations set forth in this Section shall survive termination or expiration of this Agreement for a period of two (2) years, except that trade secrets remain confidential for as long as such information remains a trade secret under applicable law.

(f)	Ownership and Return. All Confidential Information remains the property of the Disclosing Party. Upon termination or written request, the Receiving Party shall promptly return or destroy all Confidential Information, except that one archival copy may be retained solely for compliance purposes.

10.	Conflicts; Covenant Not to Compete.

(a)	The Consultant hereby represents and warrants that (i) no conflict of interest shall arise as a result of the Services to be provided hereunder and (ii) this Agreement and the Services to be provided hereunder do not violate any agreement between Consultant and any third party.

(b)	The Consultant hereby covenants that (i) it shall not perform any services for himself or on behalf of any third party which shall create a conflict of interest with the Services to be performed hereunder, (ii) it shall not enter into any contract which the performance of the Services provided would violate, or to is provided, hereunder, and (iii) it shall notify the Company in advance of the identity of any third party for whom Consultant proposes to perform any services and of the general nature of the services to be performed.

(c)	The Company will only circumvent the Consultant on his relationships with prior approval from the Consultant. Once approval is given, the Company will keep the Consultant apprised of all progress bi-weekly. The Company understands the Consultant has personally paid large expenses and developed his business network for years.

11.	Compliance with Law; Indemnification.

The Consultant shall comply with all securities laws and regulations applicable to the Company or the Consultant and all policies, rules, and requirements of any exchange or quotation system in which the shares of the Company trade. The Consultant will not engage in any transaction involving the offer or sale of securities of the Company and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company at any time that the Consultant has material nonpublic information concerning the Company. The Consultant is not engaged in any financial advisory, placement agent services, broker-dealer, or finder fee-related services and stock promotion or stock awareness services in connection with the Agreement contemplated hereby.

The Consultant shall not be liable for any indirect, incidental, or consequential damages. The Company shall indemnify the Consultant for any third-party claims arising from actions taken in the Company’s direction, except in cases of gross negligence or willful misconduct.

12.	Disciplinary Action.

The Consultant represents that neither it nor its officers, directors, or employees are subject to any disciplinary action by either the National Association of Securities Dealers or the Securities and Exchange Commission for any violation of their rules and regulations and that to the best of its knowledge; neither is its affiliates nor subcontractors subject to any disciplinary action.

13.	Termination

(a)	The Company shall have the right to terminate this Agreement by proving Cause immediately upon written notice notify the Consultant. Upon and following such termination, the Company will not be responsible for further payments to Consultant under Section 4 above. For purposes of this section, “Cause” means conduct by the Consultant in connection with its services to be provided under this Agreement that amounts to fraud, embezzlement, or gross negligence in performing its duties and responsibilities. The Company

(b)	The Company shall have the right to terminate this Agreement during the Term for any reason other than Cause upon seven (7) days prior written notice to the Consultant. Upon such termination, the Consultant shall provide and deliver to the Company all outstanding services due through the effective termination date of this Agreement. The Company will deliver Compensation due through the effective termination date of this Agreement.

14.	Miscellaneous Provisions.

(a)	Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the parties’ successors.

(b)	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as FedEx or similar express delivery service), addressed to the attention of an officer of the Consultant or the Company, as the case may be, at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days written notice, to the other party.

(c)	Governing Law; Arbitration. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California, applicable to agreements wholly performed within the State of California. Any disputes, complaints, controversies, claims, and grievances arising under, out of, in connection with, or in any manner related to this Agreement or the relation of the parties hereunder (other than disputes under the Confidentiality Agreement which shall be resolved following the provisions thereof) shall be submitted to final and binding arbitration to be conducted by the American Arbitration Association in Loas Angeles, CA.

(d)	Successors. The provisions of this Agreement shall be binding upon all parties, their successors, and assigns, provided that either Company or Consultant may not assign this Agreement without the express written consent of the other.

15.	Public Disclosure.

The Company shall not, without the Consultant’s prior written consent in each instance:

(a)	use the Consultant’s name, logo, trademark, or any reference to the Consultant in any press release, public filing, investor communication, marketing material, or other public disclosure;

(b)	imply or state, directly or indirectly, that the Consultant endorses any statements, projections, or strategies of the Company; or

(c)	disclose the existence or terms of this Agreement, except as may be required by applicable law, regulation, or stock exchange rule, and then only with advance notice to the Consultant and reasonable opportunity to comment.

Notwithstanding the foregoing, the Company may disclose Think Katalyst’s role as a “strategic advisor” in confidential investor presentations, provided that such presentations are not distributed broadly to the public and do not suggest Think Katalyst’s endorsement or affiliation beyond its advisory capacity.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consulting Agreement to be effective as of the day and year provided herein.

Blue Gold Limited

By:

/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	Chief Executive Officer

THINK KATALYST LLC

By:

/s/ Yessenia Hernandez
Name:	Yessenia Hernandez
Title:	Managing Director

EXHIBIT A

Description of Services

Scope of Services

The Consultant shall provide strategic and market advisory, including introductions to financial and commercial partners and individuals, including but not limited to:

●	Capital-Markets Strategy & Readiness,

●	Financing Materials & Messaging,

●	and Funding Introductions.

Limitations and Regulatory Compliance

The Consultant shall not provide any services that constitute or could be construed as:

(a)	stock promotion, market-making, price support, or public solicitation of investment in the Company’s securities;

(b)	paid investor awareness or investor relations campaigns targeted at the general public or retail investors;

(c)	direct or indirect marketing of the Company’s securities through media publications, email blasts, promotional articles, newsletters, influencer content, or similar public outreach campaigns; or

(d)	any activity requiring registration under U.S. securities laws, including as a broker-dealer, investment adviser, or underwriter.

For the avoidance of doubt, the Consultant shall not be responsible for coordinating, distributing, or approving any public-facing content or paid distribution involving the Company’s securities unless such materials are pre-approved by the Company’s legal counsel and fall within the scope of permitted regulatory communications.